SECOND LIEN TERM LOAN AND SECURITY AGREEMENT

between

INNOTRAC CORPORATION

“Borrower”

and

CHATHAM CREDIT MANAGEMENT III, LLC,

As Agent For

CHATHAM INVESTMENT FUND III, LLC,

CHATHAM INVESTMENT FUND QP III, LLC

And

THE INSTITUTIONS FROM TIME TO TIME

PARTY HERETO,

“Lenders”

AND

CHATHAM CREDIT MANAGEMENT III, LLC, AS ADMINISTRATIVE

"Agent"

Dated: September 28, 2007

TABLE OF CONTENTS

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SECOND LIEN TERM LOAN AND SECURITY AGREEMENT

THIS SECOND LIEN TERM LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this "Agreement") made as of September 28, 2007, by and among CHATHAM CREDIT MANAGEMENT III, LLC, as agent (the “Agent”) for CHATHAM INVESTMENT FUND III, LLC (“Chatham Investment”) and CHATHAM INVESTMENT FUND QP III, LLC (“Chatham QP”) each with an address at 400 Galleria Parkway, Suite 1950, Atlanta, Georgia 30339 (Chatham Investment, Chatham QP and any other financial institutions party hereto from time to time referred to individually as a “Lender” and collectively as the “Lenders”) and INNOTRAC CORPORATION, a Georgia corporation ("Borrower").

W I T N E S S E T H:

WHEREAS, the Borrower desires that Lenders extend a term loan facility to the Borrower to repay existing indebtedness, to provide working capital financing for the Borrower, to pay transaction costs and expenses relating to this Agreement and the extension of the Loans and to provide funds for other general corporate purposes of the Borrower;

WHEREAS, the Borrower desires to secure all of its Obligations under the Loan Documents by granting to the Agent, for the benefit of each of the Lending Parties, a second priority security interest in and lien upon all of its assets and personal property;

NOW, THEREFORE, in consideration of the Loans hereafter made to Borrower by the Lenders pursuant hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrower, the parties agree as follows:

1.         Definitions. Capitalized terms that are not otherwise defined herein shall have the meanings set forth in this Section 1.

1.1	Defined Terms:

"Accession" has the meaning set forth in the Code.

"Account" has the meaning set forth in the Code, together with any guaranties, letters of credit, Letter-of-Credit Rights, and other security therefor, including Supporting Obligations.

"Account Debtor" means a Person who is obligated under any Account, Chattel Paper, General Intangible or Instrument.

“Additional Term Loan” has the meaning set forth in Section 2.1.4 hereof.

“Additional Term Notes” has the meaning set forth in Section 2.1.4 hereof.

"Affiliate" of a Person means (a) any Person directly or indirectly owning 5% or more of the voting stock or equity interests of such named Person or of which the named Person owns 5% or more of such voting stock or equity interests; (b) any Person controlling, controlled by or under common control with such named Person; (c) any officer, director or employee of such named Person or any Affiliate of the named Person; and (d) any family member of the named Person or any Affiliate of such named Person.

"Arbitration Rules" has the meaning set forth in Section 10.17 hereof.

“Asset Disposition” means any disposition, whether by sale, lease, transfer, loss, damage, destruction, casualty, condemnation or otherwise (including any such transaction effected by way of merger or consolidation), of any Stock or other property (whether real, personal or mixed) of Borrower, but excluding (a) dispositions of inventory in the ordinary course of business, (b) dispositions of temporary cash investments and cash payments otherwise permitted under this Agreement and (c) dispositions the Net Proceeds of which, in the aggregate for any twelve (12) month period during the Term, do not exceed $100,000.

"Base Rate" means, for any day, the rate per annum equal to the “Base Rate” then in effect under the Senior Loan Agreement. Any change in the Base Rate due to a change in the Base Rate under the Senior Loan Agreement shall be effective on the effective date of the change in such prime rate.

"BellSouth Agreement" means (i) that certain Innotrac Corporation Master Services Agreement No. R13017M, (ii) all letter purchase orders thereunder and (iii) all other contracts between Borrower and BellSouth Corporation relating to the agreement described in clause (i) in this definition, as all of the foregoing may be amended or otherwise modified from time to time.

"Borrower Information Certificate" means a certificate submitted by Borrower to Lenders on or before the Closing Date pursuant to Section 3.1 hereto concerning certain factual information about Borrower, to be substantially in the form of Exhibit 3.1.2 hereto.

"Business Day" means a weekday on which Senior Lender is open for business in Charlotte, North Carolina and Atlanta, Georgia.

“Capital Expenditures” means for any period the aggregate cost of all capital assets acquired by Borrower and its Subsidiaries during such period, as determined in accordance with GAAP.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

"Chattel Paper" has the meaning set forth in the Code, including Electronic Chattel Paper and Tangible Chattel Paper, together with any guaranties, letters of credit, Letter-of-Credit Rights, and other security therefore, including Supporting Obligations.

"ClientLogic Acquisition" means the Borrower's acquisition of ClientLogic’s fulfillment and reverse logistics business in 2006.

"ClientLogic Deferred Payments" means all cash payments made by Borrower at any time consisting of the following consideration paid for the ClientLogic Acquisition: (1) the $800,000 deferred purchase payment due in February 2007, (2) the earn-out payment due on or before April 2008, and (3) any other consideration paid in connection with the ClientLogic Acquisition.

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"Closing Date" means the date on which all of the conditions precedent in Section 3 of this Agreement are satisfied or otherwise waived or postponed by Lenders in writing and the Term Loan is made under this Agreement.

"Code" means the Uniform Commercial Code (or any successor statute), as adopted and in force in the Jurisdiction or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state. Any term used in this Agreement and in any financing statement filed in connection herewith which is defined in the Code and not otherwise defined in this Agreement or in any other Loan Document has the meaning given to the term in the Code.

"Collateral" means all personal property of Borrower, wherever located and whether now owned by Borrower or hereafter acquired, including but not limited to: (a) all Inventory; (b) all General Intangibles; (c) all Accounts; (d) all Chattel Paper; (e) all Instruments and Documents and any other instrument or intangible representing payment for goods or services; (f) all Equipment; (g) all Investment Property; (h) all Commercial Tort Claims; (i) all Letter-of-Credit Rights; (j) all Deposit Accounts and funds on deposit therein, including but not limited to any Disbursements Account and Collection Accounts or funds otherwise on deposit with or under the control of any of Borrower’s banks; (k) all Fixtures; and (l) all parts, replacements, substitutions, profits, products, Accessions and cash and non-cash Proceeds and Supporting Obligations of any of the foregoing (including, but not limited to, insurance proceeds) in any form and wherever located. Collateral shall include all written or electronically recorded books and records relating to any such Collateral and other rights relating thereto.

"Collateral Location" means any location where Collateral is located, as identified and certified by Borrower on the Borrower Information Certificate.

“Collections Account” means that certain account of Agent, account number 4121039986 in the name of Agent at Wells Fargo Bank, N.A. in San Francisco, CA 94104, ABA No. 121000248, Ref: Innotrac Corporation or such other account as may be specified in writing by Agent as the “Collection Account.”

"Commercial Tort Claim" has the meaning set forth in the Code.

"Control Agreements" means any and all Deposit Account Control Agreements and Securities Account Control Agreements, including without limitation, the Wachovia Deposit Account Control Agreement and the Dorfman Securities Account Control Agreement.

"Debt" means all liabilities of a Person as determined under GAAP and all obligations which such Person has guaranteed or endorsed or is otherwise secondarily or jointly liable for, and shall include, without limitation (a) all obligations for borrowed money or purchased assets, (b) obligations secured by assets whether or not any personal liability exists, (c) the capitalized amount of any capital or finance lease obligations, (d) the unfunded portion of pension or benefit plans or other similar liabilities, (e) obligations as a general partner, (f) contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities, (g) obligations for deposits, and (h) obligations under Swap Agreements.

"Default" has the meaning set forth in the definition of Event of Default.

"Default Rate" means, on any date, with respect to the Loans and other Obligations, a rate per annum that is equal to 2.0 % in excess of the rate otherwise applicable to the Loans on such date.

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"Deposit Account" has the meaning set forth in the Code.

"Deposit Account Control Agreement" means an agreement providing to Agent, for the benefit of each of the Lending Parties, “control” (as defined in the Code) over the Deposit Accounts of the Borrower constituting a second priority perfected lien, in form and substance satisfactory to the Lenders in all respects, as amended or otherwise modified from time to time.

"Disbursements Account" means any Deposit Account maintained by Borrower with a bank for the purpose of depositing the proceeds of the Loans made pursuant hereto.

"Document" has the meaning set forth in the Code.

"Dorfman Guaranty Agreement" means that certain Guaranty Agreement, dated as of the date hereof, executed and delivered by Scott D. Dorfman in favor of Agent, for the benefit of each of the Lending Parties, as amended or otherwise modified from time to time.

"Dorfman Pledged Collateral" has the meaning set forth in the Dorfman Pledge Agreement.

"Dorfman Pledge Agreement" means that certain Guarantor Pledge Agreement, dated as of the date hereof, executed and delivered by Scott D. Dorfman in favor of Agent, for the benefit of each of the Lending Parties, as amended or otherwise modified from time to time.

“Early Termination Fee” has the meaning set forth in Section 2.6.3 hereof.

"EBITDA" means, for any applicable period, the sum of (A) the consolidated net income of Borrower and its Subsidiaries for such period (computed without regard to any extraordinary items of gain or loss as determined on the basis of GAAP) plus (B) to the extent deducted from revenue in computing consolidated net income for such period, the sum of (1) interest expense, (2) income tax expense, and (3) depreciation and amortization.

“Effective Interest Rate” has the meaning set forth in Section 2.3.1 hereof.

"Electronic Chattel Paper" has the meaning set forth in the Code.

"Environmental Laws" means, collectively the following acts and laws, as amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act; the Toxic Substances Act; the Clean Water Act; the Clean Air Act; the Oil Pollution and Hazardous Substances Control Act of 1978; and any other "Superfund" or "Superlien" law or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

"Equipment" has the meaning set forth in the Code.

"ERISA" has the meaning set forth in Section 4.17 hereof.

"Eurodollar Reserve Percentage" means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

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"Event of Default" means any event specified as such in Section 8.1 hereof ("Events of Default"), provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both; "Default" or "default" means any of such events, whether or not any such requirement for the giving of notice or the lapse of time or the happening of any further condition, event or act shall have been satisfied.

"Fair Market Value" means, at the time of determination, the fair market value of the Dorfman Pledged Collateral set forth on the most recent statement issued by the relevant securities intermediary with respect to the Dorfman Pledged Collateral delivered in accordance with the terms of the Dorfman Pledge Agreement, provided, however, in the event that such statement is not received by the Lenders in a timely fashion, "Fair Market Value" means the fair market value of the Dorfman Pledged Collateral as reasonably determined by the Lenders.

"Financial Covenants" means the covenants set forth in Section 7 hereof.

"Fixed Charge Coverage Ratio" means a ratio, computed as of the last day of each fiscal month of Borrower for the immediately preceding twelve (12) month trailing period, calculated as follows: (i) EBITDA, plus rent expense incurred during such period less the sum of (A) all unfinanced Capital Expenditures made in such period, and (B) any dividends and distributions paid in such period and (C) cash taxes paid in such period (without benefit of any refunds), divided by (ii) the sum of (A) the current portion of scheduled principal amortization on Funded Debt coming due in the next 12 months as of the end of the most recent fiscal month (excluding the repayment of the Obligations), plus (B) cash interest payments paid in such period, plus (C) Pro-Forma Term Loan Interest plus (D) rent expense paid during such period plus (E) all cash payments made by Borrower during such period consisting of the following ClientLogic Deferred Payments: (1) the earn-out payment due on or before April 2008, and (2) any other consideration paid in connection with the ClientLogic Acquisition (other than the $800,000 deferred purchase payment due in February 2007).

"Fixtures" has the meaning set forth in the Code.

“Funded Debt” means, with respect to any Person, without duplication, (a) all Debt for borrowed money and (b) all Debt evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made, in each case, that by its terms matures more than one (1) year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one (1) year from, the date of creation thereof, and specifically including, without limitation, Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one (1) year at the option of the debtor, and also including, in the case of the Borrower, the Obligations the Senior Loan Obligations and, without duplication, Guaranteed Obligations in respect of Funded Debt of other Persons.

"Funding Direction Letter" means the written request for the Term Loan as identified in Section 3.1.2(o) hereof.

"GAAP" means generally accepted accounting principles as in effect in the United States from time to time.

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"General Intangibles" has the meaning set forth in the Code, and includes, without limitation, general intangibles of Borrower, whether now owned or hereafter created or acquired by Borrower, including all choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer programs, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of any of Borrower's Accounts by an Account Debtor, all rights to indemnification and all other intangible property of Borrower of every kind and nature (other than Accounts).

“Guaranteed Obligations” means, with respect to any Person, without duplication, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof; provided that the term Guaranteed Obligations shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guaranteed Obligations at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Obligations is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Obligations, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

"Guarantor" means Scott Dorfman and any other Person now or hereafter guaranteeing, endorsing or otherwise becoming liable for any Obligations.

"Guaranty Agreement" means the Dorfman Guaranty Agreement and any other guaranty of all or any Obligations now or hereafter executed and delivered by any Guarantor to Lenders, as amended or otherwise modified from time to time.

"Instrument" has the meaning set forth in the Code.

“Interest Payment Date” means the first Business Day of each month to occur while the Loans are outstanding.

“Intercreditor Agreement” means that certain Intercreditor Agreement by and among the Agent, for the benefit of each of the Lending Parties, the Senior Lender, and Borrower, dated as of the date hereof.

"Inventory" has the meaning set forth in the Code.

"Investment Property" has the meaning set forth in the Code.

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"Item" means any "item" as defined in Section 4-104 of the Code, and shall also mean and include checks, drafts, money orders or other media of payment.

"Jurisdiction" means the State of Georgia.

"Lending Party" means the Agent or any Lender; and “Lending Parties” means the Agent and the Lenders.

"LIBOR" means, with respect to the Loans, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for one (1) month Dollar deposits as of 11:00 A.M. (London time); provided, however, if more than one (1) rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, then it shall mean with respect to any Loan, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for one (1) month Dollar deposits as of 11:00 A.M. (London time); provided, however, if more than one (1) rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

"LIBOR Rate" means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by Lenders pursuant to the following formula:

LIBOR Rate	=	LIBOR
1.00 – Eurodollar Reserve Percentage

"Lien" means any mortgage, deed of trust, deed to secure debt, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, security deed, financing lease, collateral assignment or other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of obligations, whether arising by agreement or under any statute or law or otherwise.

"Loans" means the Term Loan and the Additional Term Loans made by the Lenders as provided in Section 2.1 hereof.

"Loan Documents" means this Agreement, each other Security Agreement, the Notes, each Guaranty Agreement, the Borrower Information Certificate, UCC financing statements and all other documents and instruments now or hereafter evidencing, describing, guaranteeing or securing the Obligations contemplated hereby or delivered in connection herewith, as they may be modified, amended, extended, renewed or substituted from time to time.

"Material Adverse Effect" means any (i) material adverse effect upon the validity, performance or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby, (ii) material adverse effect upon the properties, business, prospects or condition (financial or otherwise) of Borrower and/or any other Person obligated under any of the Loan Documents, (iii) material adverse effect upon the ability of Borrower or any other Person to fulfill any obligation under any of the Loan Documents, or (iv) material adverse effect on the Collateral.

"Material Agreement" means (a) the BellSouth Agreement, (b) the Target.com Agreement, and (c) all other agreements to which Borrower or any Guarantor is a party (other than the Loan Documents) (i) which is deemed to be a material contract as provided in Regulation S-K promulgated by the Securities and Exchange Commission under the Securities Act of 1933 or (ii) for which breach, termination, cancellation, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect.

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“Net Proceeds” means the aggregate cash proceeds received by any Person as a result of any of the transactions described in Section 2.4.1(b) (the “Subject Transactions”) hereof (including insurance proceeds and awards of compensation received with respect to the destruction or condemnation of all or part of such property) net of (a) direct costs of such Subject Transactions (including legal, accounting, underwriting and investment banking fees, and sales commissions, if any), (b) taxes paid or payable in connection with such Subject Transactions, (c) in connection with an Asset Disposition, amounts required to be applied to indebtedness permitted hereunder secured by a Permitted Lien on the assets sold or otherwise disposed of to the extent such Permitted Lien is senior to the Lien of the Agent, and (d) in connection with any Asset Disposition, a reasonable reserve (not to exceed 5% of the total purchase price) for post-closing adjustments to the purchase price, provided that upon the expiration of not more than ninety (90) days after the sale, any remaining reserve balance is remitted to Lenders for application to the Obligations. “Net Cash Proceeds” shall also include any cash received upon the sale or other disposition of any non-cash consideration received by the Borrower in any Asset Disposition

"Notes" shall mean the Term Note, any Additional Term Notes and any other promissory note now or hereafter evidencing any Obligations, and all amendments, modifications, extensions and renewals thereof.

"OFAC" means the United States Department of the Treasury's Office of Foreign Assets Control or any successor thereto.

“Obligations” means the Loans and all fees, indebtedness, liabilities, obligations, covenants and duties of Borrower or any Guarantor to the Lenders or the Agent of every kind, nature and description, direct or indirect, absolute or contingent, due or not due, in contract or tort, liquidated or unliquidated, arising under this Agreement, or under the other Loan Documents, by operation of law or otherwise in connection with the transactions contemplated hereby, now existing or hereafter arising, and whether or not for the payment of money or the performance or non-performance of any act, including, but not limited to, all damages that Borrower or any Guarantor may owe to the Lending Parties by reason of any breach by Borrower or any Guarantor of any representation, warranty, covenant, agreement or other provision of this Agreement or any of the other Loan Documents. Without limiting the generality of the foregoing, this term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against Borrower or any Guarantor in bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, attorneys’ fees and any other sum payable by Borrower or any Guarantor to a Lending Party under this Agreement or any of the other Loan Documents.

"Permitted Debt" has the meaning set forth in Section 6.1 hereof.

"Permitted Liens" has the meaning set forth in Section 6.2 hereof.

"Person" means any natural person, corporation, unincorporated organization, trust, joint stock company, joint venture, association, company, limited or general partnership, limited liability company, any government or any agency or political subdivision of any government, or any other entity or organization.

“PIK Amount” has the meaning set forth in Section 2.1.4(a) hereof.

“PIK Period” has the meaning set forth in Section 2.1.4(a) hereof.

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“Prefunded Interest” has the meaning set forth in Section 2.1.4 hereof.

"Proceeds" has the meaning set forth in the Code.

“Pro-Forma Term Loan Interest” means, for any applicable period, an amount equal to (a) the amount of the Loans multiplied by the then effective rate of interest on the Loans less (b) the amount of cash interest payments paid in such period with respect to the Loans.

"Projections" has the meaning set forth in Section 5.6(g) hereof.

"Properly Contested" means, in the case of any Debt of Borrower or any Guarantor (including any taxes) that is not paid as and when due or payable by reason of Borrower's or such Guarantor's bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Debt is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) Borrower or such Guarantor has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Debt will not have a Material Adverse Effect and will not result in a forfeiture or sale of any assets of Borrower or such Guarantor; (iv) no Lien is imposed upon any of Borrower's or such Guarantor's assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Lenders (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if the Debt results from, or is determined by the entry, rendition or issuance against Borrower or such Guarantor or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to Borrower or such Guarantor, Borrower or such Guarantor forthwith pays such Debt and all penalties, interest and other amounts due in connection therewith.

"Regulated Materials" means any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

"Sanctioned Country" means a country subject to the sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html or as otherwise published from time to time.

"Sanctioned Person" means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/ index.html or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

"Security Agreement" means this Agreement as it relates to a security interest in the Collateral, the Control Agreements, the Dorfman Pledge Agreement, and any other mortgage instrument, security agreement or similar instrument now or hereafter executed by Borrower or other Person granting Lenders a security interest in any Collateral to secure the Obligations, as each may be amended or otherwise modified from time to time.

“Senior Loan Obligations” means the revolving credit loans and related liabilities and obligations of Borrower under the Senior Loan Agreement.

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“Senior Loan Agreement” means that certain Loan and Security Agreement, dated as of the March 28, 2006, between the Senior Lender and the Borrower, as the same has been amended and as may be further amended, modified and/or restated from time to time according to the terms of the Intercreditor Agreement.

“Senior Loan Documents” means the “Loan Documents” as defined in the Senior Loan Agreement.

“Senior Lender” means Wachovia Bank, National Association, and its successors and assigns.

"Senior Officer" means the chairman of the board of directors, the president or the controller of, or in-house legal counsel to, Borrower.

"Solvent" means, as to any Person, that such Person has capital sufficient to carry on its business and transactions in which it is currently engaged and all business and transactions in which it is about to engage, is able to pay its debts as they mature, and has assets having a fair value greater than its liabilities, at fair valuation.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

"Subsidiary" means any corporation, partnership or other entity in which Borrower, directly or indirectly, owns more than fifty percent (50%) of the stock, capital or income interests, or other beneficial interests, or which is effectively controlled by such Person.

"Supporting Obligation" has the meaning set forth in the Code.

"Swap Agreement" has the meaning for swap agreement as defined in 11 U.S.C. § 101, as in effect from time to time, or any successor statute, and includes, without limitation, any rate swap agreement, forward rate agreement, commodity swap, commodity option, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option and any other similar agreement.

"Tangible Chattel Paper" has the meaning set forth in the Code.

"Term" means the period from and including the Closing Date to but not including the Termination Date.

"Termination Date" means the earliest of (i) March 1, 2009, (ii) the date on which Borrower terminates this Agreement and the credit facilities provided hereunder pursuant to Section 2.8 hereof, and (iii) the date on which Lenders accelerates the Obligations and terminates this Agreement and the other Loan Documents pursuant to Section 8.2(a) hereof.

"Term Loan Commitment" means the commitment of Lenders, subject to the terms and conditions herein, to make the Term Loan in accordance with the provisions of Section 2 hereof in an aggregate amount of $5,000,000.

"Term Note" has the meaning set forth in Section 2.1.3 hereof.

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"Third Party Waiver" means a waiver or subordination of Liens satisfactory to the Lending Parties from any lessors, mortgages, warehouse operators, processors or other third parties (other than the Senior Lender) that might have lien holders' enforcement rights against any Collateral, waiving or subordinating those rights in favor of Lenders and assuring Lenders’ access to the Collateral in exercise of Lenders’ rights hereunder.

"USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as amended.

"Wachovia Deposit Account Control Agreement" means an agreement with Senior Lender providing to Agent, for the benefit of each of the Lending Parties, “control” (as defined in the Code) over the Deposit Accounts of the Borrower, in form and substance satisfactory to the Lenders in all respects, as amended or otherwise modified from time to time.

1.2       Financial Terms. All financial terms used herein shall have the meanings assigned to them under GAAP unless another meaning shall be specified.

2.	The Term Loan Facility; Interest and Fees.
2.1	The Term Loan Facility

2.1.1    The Term Loan. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein Lenders agree to make available to the Borrower on the Closing Date a term loan in an amount equal to the Term Loan Commitment for the purposes hereinafter set forth (the “Term Loan”). The Term Loan is not revolving in nature and any portion of the Term Loan that is repaid or prepaid may not be reborrowed.

2.1.2     Use of Proceeds. The proceeds of the Term Loan shall be used solely by Borrower for the following purposes: to repay existing indebtedness, to provide working capital financing for the Borrower, to pay transaction costs and expenses relating to this Agreement and the extension of the Term Loan and to provide funds for other general corporate purposes of the Borrower.

2.1.3    Term Note. The Term Loan shall be evidenced by one or more subordinated term notes substantially in the form of Exhibit A-1 hereto (the “Term Note”), dated the Closing Date in a principal amount equal to the Term Loan Commitment, duly executed and delivered by the Borrower and payable to Agent, for the benefit of the Lenders.

2.1.4    Additional Term Loans. In accordance with the terms and conditions set forth below, certain of the interest on the Loans shall be paid and funded by accruing and capitalizing a principal amount equal to such interest by adding such amount to the outstanding balance of the Loans (collectively “Prefunded Interest”) or funded in advance by issuing one or more additional subordinated term notes (the “Additional Term Notes”; and such indebtedness together with the Prefunded Interest, the “Additional Term Loans”). The Additional Term Notes shall be substantially in the form of Exhibit A-2 hereto, shall be dated the date of issuance, duly executed and delivered by the Borrower and payable to Agent, for the benefit of the Lenders.

(a)	Capitalization and Payment of Initial Interest.

(i)        Notwithstanding anything to the contrary herein, interest on the Loans for the period from the Closing Date through and including December 31, 2007 (the “PIK Period”) shall be accrued and capitalized on a monthly basis by adding an amount equal to the interest for each month of the PIK Period (the “PIK Amount”) to the outstanding balance of the Loans and shall constitute an Additional Term Loan payable in accordance with the terms of clause (ii) of this Section 2.1.4.

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(ii)       On January 1, 2008, the PIK Amount shall be paid, at Borrower’s option, (A) by wire transfer of immediately available funds to the Collections Account, or (B) by the issuance to Agent, for the benefit of the Lenders, of an Additional Term Note in a principal amount equal to the PIK Amount plus interest thereon at the Effective Rate for the PIK Period (the “Additional Term Loan I”). If the Borrower elects to pay the PIK Amount in accordance with the terms set forth therein by the issuance of an Additional Term Note, the aggregate outstanding principal balance of the Additional Term Loan I, together with all accrued and unpaid interest thereon, including, without limitation, any Default Interest if applicable, shall be due and payable in full on the date set forth in the Additional Term Note or if not stated therein, on March 1, 2009, if not sooner paid.

(b)       2008 Prefunded Interest. On January 1, 2008, Borrower shall prepay interest on the Loans for the period from January 1, 2008 to and including June 30, 2008 (the “2008 Prefunded Interest”) which interest (i) shall be fully earned and non-refundable on January 1, 2008, and (ii) shall be paid by the issuance to Agent, for the benefit of the Lenders, of an Additional Term Note in a principal amount equal to the 2008 Prefunded Interest (the “Additional Term Loan II”). The aggregate outstanding principal balance of the Additional Term Loan II, together with all accrued and unpaid interest thereon including, without limitation, any Default Interest if applicable, shall be due and payable in full on the date set forth in the Additional Term Note or, if not stated therein, on March 1, 2009, if not sooner paid.

(c)        Additional Prefunded Interest. Thereafter, upon the occurrence of a payment Event of Default hereunder (“Payment Default”) or an Event of Default under the Senior Loan Documents which default results in a block by the Senior Lender of payments of interest or principal on the Loans by Borrower to the Agent pursuant to the terms of the Senior Loan Documents (“Senior Blockage Default”), Borrower shall, promptly upon the request of Lender, prepay interest by executing and delivering to Lender an Additional Term Note for an amount of up to six (6) months of interest on the Loans, which interest shall be fully earned and non-refundable on the date of the issuance of the such Additional Term Note. The aggregate outstanding principal balance of any such Additional Term Loans, together with all accrued and unpaid interest thereon including, without limitation, any Default Interest, if applicable, shall be due and payable in full on the date set forth in the Additional Term Note or, if not stated therein, on March 1, 2009, if not sooner paid.

2.2	Collections Account.

2.2.1    Lockbox; Collections Account. Upon the payment in full of the Senior Loan Obligations and the termination of the Senior Loan Agreement, Borrower will immediately deposit all payments received by Borrower with respect to the Collateral in the identical form in which such payments were received, whether by cash or check, directly into an account (the “Controlled Account”) with a financial institution acceptable to the Agent. If any Affiliate, any shareholder, officer, director, employee or agent of Borrower or any Affiliate, or any other Person acting for or in concert with Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of Collateral, each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Agent and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Controlled Account. Agent shall have the right to directly contact Account Debtors at any time to ensure that payments on the Accounts are directed to the Controlled Account. Each financial institution with which a Controlled Account is established shall enter execute and deliver a Deposit Account Control Agreement pursuant to which it acknowledges and agrees, in a manner satisfactory to Agent, that, among other things (a) the amounts on deposit in such Controlled Account are under the dominion and control of, and the financial institution holds such amounts as agent or bailee-in-possession for, Agent, for the benefit of the Lending Parties, (b) such financial institution will follow the instructions of Agent with respect to disposition of funds in the Controlled Account without further consent from Borrower, (c) such financial institution has no right to setoff against the Controlled Account or against any other account maintained by such financial institution into which the contents of the Controlled Account are transferred, other than with respect to standard fees and other charges relating to the administration of such account and for returned checks and similar items, and (d) that such financial institution, upon instructions from Agent in accordance with the terms of the Deposit Account Control Agreement, shall not permit Borrower or any Person through or under Borrower to use or withdraw funds from the Controlled Account and shall wire, or otherwise transfer, in immediately available funds to Agent in a manner satisfactory to Agent, funds deposited in the Controlled Account on a daily basis as such funds are collected. Borrower agrees to pay all fees, costs and expenses in connection with opening and maintaining the Controlled Account. All of such fees, costs and expenses if not paid by Borrower, may be paid by Agent and in such event all amounts paid by Agent shall constitute Liabilities hereunder, shall be payable to Agent by Borrower upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. Borrower hereby grants to Lenders a security interest in and lien upon all items and balances held in any Controlled Account and the Disbursements Account as Collateral for the Obligations, in addition to and cumulative with the general security interest in all assets of Borrower (including all Deposit Accounts) contained in Section 9.1 hereof. Upon the request of the Agent at any time, Borrower shall notify and direct all Account Debtors to forward all payments on Accounts to a lockbox under Agent’s control from which all items of payment will be automatically deposited into the Collections Account.

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2.2.2    Power of Attorney. Subject to the Intercreditor Agreement, Borrower hereby irrevocably appoints each of the Lending Parties (and any duly authorized Person designated by any Lending Party) as Borrower's attorney-in-fact to endorse Borrower's name on any checks, drafts, money orders or other media of payment which come into Lenders’ possession or control; this power being coupled with an interest is irrevocable so long as any of the Obligations remain outstanding. Such endorsement by Lenders under power of attorney shall, for all purposes, be deemed to have been made by Borrower (prior to any subsequent endorsement by Lenders) in negotiation of the item.

2.2.3    Application of Payments. Payment items received into the Collections Account shall be applied by Lenders on account of the Loans on the Business Day after deposited by Borrower, subject to chargebacks for uncollected payment items. No payment item received by Lenders shall constitute payment to Lenders until such item is actually collected by Lenders and credited to the Collections Account; provided, however, that Lenders shall have the right to charge back to the Borrower or any Deposit Account of Borrower an item which is returned for inability to collect, plus accrued interest during the period of Lenders’ provisional credit for such item prior to receiving notice of dishonor.

2.3	Interest; Default Interest; Payments.

2.3.1    Interest. Borrower agrees to pay interest in respect of the unpaid principal amount of the Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum (the “ Effective Interest Rate”) equal to (a) the greater of (i) the LIBOR Rate or (ii) 5.75% plus (b) 9.25%; provided, however, that if, for any reason, LIBOR is not available, then Borrower agrees to pay interest in respect of the unpaid principal amount of the Loans at a rate per annum equal to (y) the greater of (i) the Base Rate or (ii) 8.25% plus (z) 6.75%. The Effective Interest Rate shall be adjusted daily as applicable to reflect the LIBOR then in effect; provided that if the Base Rate is the Effective Interest Rate then the interest rate shall be adjusted from time to time, effective as of the date of each change in the Base Rate, and the Base Rate shall continue to apply until LIBOR is available.

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2.3.2    Default Rate. During the period that any Event of Default shall have occurred and be continuing, all Loans and other outstanding Obligations shall, at the option of the Lender bear interest at the Default Rate. The Default Rate shall apply from the date of such Event of Default until such Event of Default is waived or cured or all of the Obligations are paid in full.

2.3.3    Interest Payments. Subject to Section 2.1.4 hereof, interest due pursuant to this Agreement shall be payable in arrears (i) in the case of the Loans, on each Interest Payment Date and on the Termination Date, and (ii) in the case of any other Obligation, when any portion of such Obligation shall be due (whether at maturity, by reason of prepayment or acceleration or otherwise). Interest at the Default Rate shall be payable on demand.

2.4	Repayment of Loans.
2.4.1	Mandatory Repayments and Prepayments.

(a)        Maturity of Obligations. Obligations, other than principal and interest on the Loans, shall be payable by Borrower upon demand. The entire outstanding principal amount of the Loans, together with all accrued and unpaid interest thereon, and any remaining unpaid Obligations shall become due and payable in full on the Termination Date.

(b)       Dispositions and Debt Issuances. Subject to the Intercreditor Agreement, upon receipt by the Borrower of the Net Proceeds of any (i) Asset Disposition, (ii) issuance or sale of any Stock of Borrower or any Stock of the Subsidiary of Borrower (other than (1) proceeds from the issuance of Stock to employees of the Borrower pursuant to an employee stock option plan, and (2) proceeds of the issuance of Stock to the Borrower or any Subsidiary of the Borrower) or (iii) issuance or incurrence of any Funded Debt (other than under the Senior Loan Agreement), Borrower shall immediately prepay an aggregate principal amount of the Loans equal to one hundred percent (100%) of all such Net Proceeds.

2.4.2    Time and Location of Payment. Borrower shall make each payment of principal of and interest on the Loans and fees hereunder not later than 2:00 p.m. (local time Atlanta, Georgia) on the date when due, without set off, counterclaim or other deduction, in immediately available funds to the Collections Account. Whenever any payment of principal of, or interest on, the Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

2.4.3    Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any applicable law or (b) compliance with any guideline or request from any central bank or comparable agency or other governmental authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by Lenders or any corporation controlling Lenders as a consequence of, or with reference to, the Loans, below the rate which Lenders could have achieved by for such introduction, change or compliance, then within five (5) Business Days after written demand by Lenders, Borrower shall pay to Lenders from time to time as specified by Lenders additional amounts sufficient to compensate Lenders or such other corporation for such reduction. A certificate as to such amounts submitted to Borrower by Lenders shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

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2.5       Calculation of Interest. All fees and other charges provided for in this Agreement that are calculated as a per annum percentage of any amount and all interest shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For purposes of computing interest and other charges hereunder, all payment items and other forms of payment received by Lenders shall be deemed applied by Lenders on account of the Obligations (subject to final payment of such items) on the first Business Day after Lenders receive such items in immediately available funds in the Collections Account. Each determination by Lenders of interest and fees hereunder shall be presumptive evidence of the correctness of such interest and fees.

2.6       Fees. Borrower shall pay to Lenders the following fees at the times specified for payment below:

2.6.1    Facility Fee. An annual facility fee equal with respect to the Term Loan Commitment (the “Facility Fee”) paid annually, in advance, in an amount equal to (a) on the Closing Date, 3% of the Term Loan Commitment and (b) on the first (1st)anniversary of the Closing Date, 1.25% of the Term Loan Commitment. Each installment of the Facility Fee shall be fully earned and non-refundable when payable.

2.6.2    Success Fee. A success fee due and payable in two (2) installments as follows: (a) the first installment of $125,000.00, which shall be fully earned and non-refundable on the Closing Date, shall be due and payable on the first (1st) anniversary of the Closing Date, and (b) the second (2nd) installment of $52,100, which shall be fully earned and non-refundable on the first (1st) anniversary of the Closing Date, shall be due and payable on the Termination Date.

2.6.3    Early Termination Fee. In the event that the Borrower prepays or is required pursuant to the terms hereof to prepay all of any portion of the prior to the three (3) month anniversary of the Closing Date, a fee in an amount equal to (a) the amount of the Loans so prepaid multiplied by (b) a percentage equal to (i) the rate of interest per annum then applicable to the Loans multiplied by (ii) a fraction, the numerator of which is the number of days from the date that the Borrower so prepays the Loans to and including the date of the three (3) month anniversary of the Closing Date, and the denominator of which is 360. If such prepayment shall occur after the three (3) month anniversary of the Closing Date, no Early Termination Fee shall be payable. The Early Termination Fee shall be fully earned and due and payable on the date of any such prepayment.

2.7       Statement of Account. If Lenders provides Borrower with a statement of account on a periodic basis, such statement will be presumed complete and accurate and will be definitive and binding on Borrower, unless objected to with specificity by Borrower in writing within forty-five (45) days after receipt.

2.8       Termination. Upon at least thirty (30) days prior written notice to Lenders, Borrower may, at its option, upon payment of the Success Fee and the Early Termination Fee, if any, terminate this Agreement; provided however, no such termination by Borrower shall be effective until the full, final and indefeasible payment of the Obligations in cash or immediately available funds including, without limitation, payment of the Success Fee and the Early Termination Fee, if any, and in the case of any Obligations consisting of contingent obligations, Lenders’ receipt of either cash or a direct pay letter of credit naming Lenders as beneficiary and in form and substance and from an issuing bank acceptable to Lenders, in each case in an amount not less than 105% of the aggregate amount of all such contingent obligations. Any notice of termination given by Borrower shall be irrevocable unless Lenders otherwise agrees in writing. Lenders may terminate this Agreement at any time, without notice, upon or after the occurrence of a Default or Event of Default.

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2.9       USA Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person who opens an account. For purposes of this section, account shall be understood to include loan accounts.

3.	Conditions Precedent to Term Loan.

3.1       Conditions Precedent to Term Loan. In addition to any other requirement set forth in this Agreement, Lenders shall not be required to fund the Term Loan on the Closing Date unless and until the following conditions shall have been satisfied, in the sole opinion of the Lending Parties and its counsel:

3.1.1    Loan Documents. Borrower, Guarantor and each other party to any Loan Document shall have executed and delivered, as applicable, this Agreement, the Term Note, the Guaranty Agreements, the Security Agreements (other than the Control Agreements) and all other required Loan Documents, all in form and substance satisfactory to the Lending Parties.

3.1.2    Supporting Documents and Other Conditions. Borrower shall cause to be delivered to the Lending Parties the following documents and shall satisfy the following conditions:

(a)        A copy of the governing instruments of Borrower and each Subsidiary, and good standing certificates of Borrower and each Subsidiary, certified by the appropriate official of their respective states of incorporation and each state in which Borrower or such Subsidiary is qualified to do business;

(b)       Incumbency certificate and certified resolutions of the board of directors (or other appropriate governing body) of Borrower and each other Person executing any Loan Documents, signed by the Secretary or another authorized officer of Borrower or such other Person, authorizing the execution, delivery and performance of the Loan Documents;

(c)        The legal opinion of Borrower's legal counsel addressed to the Lenders regarding such matters as the Lenders and their counsel may request;

(d)       UCC searches and other Lien searches showing no existing security interests in or Liens on the Collateral, other than Permitted Liens;

(e)        A satisfactory Borrower Information Certificate duly completed and executed by Borrower;

(f)        Certificates of insurance evidencing insurance coverage satisfactory to the Lending Parties and meeting the requirements of Section 5.3.

(g)       UCC financing statements and, if applicable, certificates of title covering the Collateral shall duly have been recorded or filed in the manner and places required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created by the Security Agreement; and all taxes, fees and other charges in connection with the execution, delivery and filing of the Security Agreements and the financing statements shall duly have been paid;

(h)       Subordinations satisfactory to the Lenders from all Persons as required by Section 5.9.

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(i)        Third Party Waivers as required by Section 5.12(c) other than as set forth in Section 5.13 hereof.

(j)        All required field exams shall have been completed to the Lender's satisfaction;

(k)       Satisfactory evidence of payment of all fees due and reimbursement of all costs reasonably incurred by the Lending Parties, and evidence of payment to other parties of all fees or costs which Borrower is required under the Loan Documents to pay by the Closing Date;

(l)        There shall be no litigation in which Borrower or any Guarantor or Subsidiary is a party defendant, which the Lenders determine may have a Material Adverse Effect;

(m)      Lenders shall have received Borrower's financial statements for its most recently concluded fiscal quarter and fiscal year and such other financial reports and information concerning Borrower as the Lenders shall request, and the Lenders shall be satisfied therewith;

(n)       Borrower shall have delivered to the Lenders a funding direction letter containing the wire transfer information with respect to the account in which the Term Loan shall be deposited and such other information, as the Lenders may reasonably request;

(o)       No Default shall have occurred and be continuing or would result from the making of the Term Loan;

(p)       There shall have been no change which could have a Material Adverse Effect on Borrower, any Subsidiary or any Guarantor since the date of the financial statements of such Person delivered to Lenders in connection with Section 4.3 hereof; and

(q)       Borrower shall have delivered such further documentation or assurances as the Lenders may reasonably require.

4.         Representations and Warranties. In order to induce Lending Parties to enter into this Agreement and to make the Loans as provided for herein, Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents:

4.1       Valid Existence and Power. Each Borrower and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a Material Adverse Effect. Each of Borrower and each other Person which is a party to any Loan Document (other than the Lending Parties) has the power to make and perform the Loan Documents executed by it and all such instruments will constitute the legal, valid and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors' rights generally. Borrower is organized under the laws of the State of Georgia and has not changed the jurisdiction of its organization within the five years preceding the date hereof except as previously reported to the Lenders in writing.

4.2       Authority. The execution, delivery and performance thereof by Borrower and each other Person (other than the Lending Parties) executing any Loan Document have been duly authorized by all necessary actions of such Person, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of such Person, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected.

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4.3       Financial Condition. Other than as disclosed in financial statements delivered on or prior to the date hereof to the Lenders or as incurred by Borrower or any Subsidiary in the ordinary course of business since the date of the last financial statements delivered to the Lenders, neither Borrower nor any Subsidiary nor (to the knowledge of Borrower) any Guarantor has any material direct or contingent obligations or liabilities (including any guarantees or leases) that are required to be disclosed in financial statements or notes thereto in accordance with GAAP or any material unrealized or anticipated losses from any commitments of such Person except as described on Exhibit 4.3. All such financial statements have been prepared in accordance with GAAP and, together with the notes thereto, fairly present in all material respects the financial condition of Borrower, Subsidiary or Guarantor, as the case may be, as of the date thereof in accordance with GAAP. Borrower is not aware of any material adverse fact (other than facts which are generally available to the public and not particular to Borrower, such as general economic trends) concerning the condition (financial or otherwise) or future prospects of Borrower or any Subsidiary or any Guarantor which has not been fully disclosed to the Lenders, including any adverse change in the operations or financial condition of such Person since the date of the most recent financial statements delivered to the Lenders. Borrower is Solvent, and after consummation of the transactions set forth in this Agreement and the other Loan Documents, Borrower will be Solvent.

4.4       Litigation. Except as disclosed on Exhibit 4.4, there are no suits or proceedings pending, or to the knowledge of Borrower threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting Borrower, any Subsidiary or (to Borrower's knowledge) any Guarantor, or their assets, which if adversely determined would have a Material Adverse Effect on the financial condition or business of Borrower, such Subsidiary or such Guarantor.

4.5       Agreements, Etc. Neither Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any court order, governmental decree or any charter or other corporate restriction, adversely affecting its business, assets, operations or condition (financial or otherwise), nor is any such Person in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument to which it is a party, or any law, regulation, decree, order or the like that could reasonably be expected to result in a Material Adverse Effect.

4.6       Authorizations. All authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by Borrower or any Subsidiary or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and it is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over such Person, which default would have a Material Adverse Effect on such Person. Except as noted herein, no approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document.

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4.7       Title. Each of Borrower and each Subsidiary has good title to all of the assets shown in its financial statements free and clear of all Liens, except Permitted Liens. Borrower alone has full ownership rights in all Collateral.

4.8       Collateral. The security interests granted to the Agent, for the benefit of each of the Lending Parties, herein and pursuant to any other Security Agreement (a) constitute and, as to subsequently acquired property included in the Collateral covered by the Security Agreement, will constitute, security interests under the Code entitled to all of the rights, benefits and priorities provided by the Code and (b) are, and as to such subsequently acquired Collateral will be, fully perfected, superior and prior to the rights of all third persons, now existing or hereafter arising, except for Permitted Liens. All of the Collateral is intended for use solely in Borrower's business.

4.9       Jurisdiction of Organization; Location. The jurisdiction in which each of Borrower and each Subsidiary is organized, existing and in good standing, the chief executive office of Borrower and each Subsidiary, the office where Borrower's and each Subsidiary's business records are located, all of Borrower's and each Subsidiary's other places of business and any other places where any Collateral is kept, are all correctly and completely indicated on the Borrower Information Certificate. The Collateral is located and shall at all times be kept and maintained only at Borrower's location or locations as described on the Borrower Information Certificate. No such Collateral is attached or affixed to any real property so as to be classified as a fixture unless the Lenders has otherwise agreed in writing. Borrower has not changed it legal status or the jurisdiction in which it is organized or moved its chief executive office within the five (5) years preceding the date hereof.

4.10     Taxes. Borrower and each Subsidiary have filed all federal and state income and other tax returns which are required to be filed, and have paid all taxes as shown on said returns and all taxes, including withholding, FICA and ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due. Neither Borrower nor any Subsidiary is subject to any federal, state or local tax Liens nor has such Person received any notice of deficiency or other official notice to pay any taxes. Borrower and each Subsidiary have paid all sales and excise taxes due and payable by it.

4.11     Labor Law Matters. No goods or services have been or will be produced by Borrower or any Subsidiary in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations.

4.12     Accounts. Each Account, Instrument, Chattel Paper and other writing constituting any portion of the Collateral (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors' rights; (b) is not subject to any deduction or discount (other than as stated in the invoice and disclosed to the Lenders in writing), defense, set off, claim or counterclaim of a material nature against Borrower except as to which Borrower has notified the Lenders in writing; (c) is not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral except as to which Borrower has notified the Lenders in writing; (d) arises from a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (e) is free of all Liens, other the Liens of the Senior Lender arising under the Senior Loan Documents; and (f) is for a liquidated amount maturing as stated in the invoice therefor. Each Account included in any Notice of Borrowing, Borrowing Base Certificate, report or other document as an Eligible Account meets all the requirements of an Eligible Account set forth herein.

4.13     Judgment Liens. Neither Borrower nor any Subsidiary, nor any of their assets, are subject to any unpaid judgments (whether or not stayed) or any judgment liens in any jurisdiction.

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4.14     Corporate Structure. Except as set forth on Exhibit 4.14 hereto, the Borrower has no Subsidiaries and no corporate or joint venture Affiliates. Since the date of the last audited financial statements of Borrower and its Subsidiaries delivered to the Lenders, Borrower has not made, or obligated itself to make, any dividends (other than stock dividends) or other distribution on or with respect to, or any purchase, redemption, retirement or other acquisition of, any equity interests of Borrower, except as otherwise permitted hereunder. Except as set forth on Exhibit 4.14 hereto, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any equity interests or obligations convertible into, or any powers of attorney relating to, equity interests of Borrower or any of its Subsidiaries. Except as set forth on Exhibit 4.14 hereto, there are no outstanding agreements or instruments binding upon the holders of any Subsidiary's equity interests relating to the ownership of its equity interests.

4.15     Deposit Accounts. Borrower and its Subsidiaries have no Deposit Accounts other than (a) on the Closing Date, those listed in the Borrower Information Certificate and (b) after the Closing Date, those otherwise permitted by Section 6.15.

4.16     Environmental. Except as disclosed on Exhibit 4.16, and except for ordinary and customary amounts of solvents, cleaners and similar materials used in the ordinary course of Borrower's business and in material compliance with all Environmental Laws, neither Borrower, nor any Subsidiary, nor to Borrower's knowledge any other previous owner or operator of any real property currently owned or operated by Borrower, has generated, stored or disposed of any Regulated Material on any portion of such property, or transferred any Regulated Material from such property to any other location in violation of any applicable Environmental Laws. Except as disclosed on Exhibit 4.16, no Regulated Material has been generated, stored or disposed of on any portion of the real property currently owned or operated by Borrower or any Subsidiary by any other Person, or is now located on such property. Except as disclosed on Exhibit 4.16, each of Borrower and each Subsidiary is in material compliance with all applicable Environmental Laws and neither Borrower nor any Subsidiary has been notified of any action, suit, proceeding or investigation which calls into question compliance by Borrower with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Regulated Material.

4.17     ERISA. If requested by the Lenders, Borrower has furnished to the Lenders true and complete copies of the latest annual report required to be filed pursuant to Section 104 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to each employee benefit plan or other plan maintained for employees of Borrower or any Subsidiary and covered by Title IV of ERISA (a "Plan"), and no Termination Event (as hereinafter defined) with respect to any Plan has occurred and is continuing. For the purposes of this Agreement, a "Termination Event" shall mean a "reportable event" as defined in Section 4043(b) of ERISA, or the filing of a notice of intent to terminate under Section 4041 of ERISA. Neither Borrower nor any Subsidiary has any unfunded liability with respect to any such Plan.

4.18     Investment Company Act. Neither Borrower nor any Subsidiary is an "investment company" as defined in the Investment Company Act of 1940, as amended.

4.19     Sanctioned Persons; Sanctioned Countries. None of Borrower, its Subsidiaries or its Affiliates or any Guarantor (i) is a Sanctioned Person or (ii) does business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC. The proceeds of any Loan will not be used to fund any operation in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

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4.20     Compliance with Covenants; No Default. Borrower is, and upon funding of the Term Loan on the Closing Date will be, in compliance with all of the covenants hereof. No Default has occurred, and the execution, delivery and performance of the Loan Documents and the funding of the Term Loan on the Closing Date will not cause a Default.

4.21     Full Disclosure. There is no material fact which is known or which should be known by Borrower that Borrower has not disclosed to the Lenders which could have a Material Adverse Effect. No Loan Document, nor any agreement, document, certificate or statement delivered by Borrower to the Lenders, contains any untrue statement of a material fact or omits to state any material fact which is known or which should be known by Borrower necessary to keep the other statements from being misleading.

4.22     Borrower Information Certificate. All representations, warranties and statements made by Borrower in the Borrower Information Certificate executed and delivered by Borrower to Lenders in connection with the Loans are true and correct except to the extent (i) any information contained therein has changed, (ii) no Default or Event of Default has occurred as a result thereof and (iii) Borrower has complied with any notice or other reporting obligation to Lenders with respect to such change.

5.         Affirmative Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the formal termination of this Agreement, Borrower and each Subsidiary:

5.1       Use of Loan Proceeds. Shall use the proceeds of the Term Loan to repay existing indebtedness, to provide working capital financing for the Borrower, to pay transaction costs and expenses relating to this Agreement and the extension of the Term Loan and to provide funds for other general corporate purposes of the Borrower.

5.2       Maintenance of Business and Properties. Shall at all times maintain, preserve and protect all Collateral and all the remainder of its property used or useful in the conduct of its business, and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all material needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times, and maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

5.3       Insurance. Shall maintain such liability insurance, workers' compensation insurance, business interruption insurance and casualty insurance in amounts as may be required by law, if applicable, or in such amounts as in place on the Closing Date any other insurance that may be reasonably required by Lenders and shall insure and keep insured all Collateral and other properties with insurance companies satisfactory to Lenders. All hazard insurance covering Collateral and liability insurance shall be in amounts acceptable to Lenders, shall name and directly insure Lenders as a secured party and, subject to the Intercreditor Agreement, a loss payee (with respect to the hazard insurance) and additional insured (with respect to the liability insurance) and shall not be terminable except upon 30 days' written notice to Lenders. Borrower shall furnish to Lenders copies of all such policies and shall provide evidence of insurance on an annual basis or such more frequent basis as may be requested by Lenders from time to time.

5.4       Notice of Default. Shall provide to Lenders immediate notice of (a) the occurrence of a Default and what action (if any) Borrower is taking to correct the same, (b) any litigation involving an amount at issue in excess of $100,000 or material adverse changes in existing litigation or any judgment against it or its assets in excess of $50,000, (c) any damage or loss to property in excess of $75,000, (d) any notice from taxing authorities as to claimed deficiencies or any tax lien or any notice relating to alleged ERISA violations, (e) any Reportable Event, as defined in ERISA, (f) any rejection, return, offset, dispute, loss or other circumstance in an amount equal to $100,000 or otherwise having a Material Adverse Effect on any Collateral, (g) the cancellation or termination of, or any default under, any Material Agreement to which Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any Debt of Borrower; and (h) any loss or threatened loss of material licenses or permits.

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5.5       Inspections of Books and Records and Field Examinations; Bank’s Consultant. Shall permit inspections and verification of the Collateral and the records of such Person pertaining thereto, at such times and in such manner as may be required by Lenders and shall further permit such inspections, reviews and field examinations of its other books and records and properties (with such frequency and at such times as Lenders may desire) by Lenders as Lenders may deem necessary or desirable from time to time. The cost of all such field examinations, reviews, verifications and inspections shall be borne by Borrower, provided that the cost of field examinations shall not exceed $850 per examiner per day, plus Lenders’ reasonable out-of-pocket expenses. In addition to the foregoing, during any period in which (i) the Fixed Charge Coverage Ratio is less than [1.15 to 1.00] or (ii) a Default or Event of Default is in existence, then, during such period, at Borrower's sole cost and expense, Lenders may retain a consultant acceptable to Lenders in its sole discretion, and Borrower shall permit such consultant to perform any of the above-mentioned matters in this Section 5.5 as well as such other examinations, reviews, verifications and inspections as may be requested by Lenders from time.

5.6       Financial and Other Information. Shall maintain books and records in accordance with GAAP and shall furnish to Lenders the following information:

(a)        Interim Statements. Within thirty (30) days after the end of each fiscal month of Borrower, (i) a consolidated and consolidating balance sheet of Borrower and its Subsidiaries at the end of that period and a consolidated and consolidating income statement and statement of cash flows for that period (and for the portion of the fiscal year of Borrower ending with such period), together with all supporting schedules, setting forth in comparative form the figures for the same period of the preceding fiscal year and (ii) a report reconciling (x) the Accounts and Inventory of Borrower as set forth on the Accounts Receivable Report and the Inventory Report attached to the Borrowing Base Certificate to (y) the aggregate Accounts and Inventory set forth in the financial statements delivered to Lenders pursuant hereto (which shall be based upon Borrower's general ledger and verified by a physical Inventory count conducted on a frequency acceptable to Lenders). The foregoing statements and report shall be certified by the controller of Borrower as true and correct and fairly representing the financial condition of Borrower and its Subsidiaries and that such statements are prepared in accordance with GAAP, except without footnotes and subject to normal year end audit adjustments.

(b)       Annual Statements. Within ninety (90) days after the end of each fiscal year of Borrower, a detailed audited financial report of Borrower and its Subsidiaries containing a consolidated and unaudited consolidating balance sheet at the end of that period and a consolidated and unaudited consolidating income statement and statement of cash flows for that period, setting forth in comparative form the figures for the preceding fiscal year, together with all supporting schedules and footnotes, and containing an unqualified audit opinion of independent certified public accountants acceptable to Lenders that the financial statements were prepared in accordance with GAAP. Borrower shall obtain such written acknowledgments from Borrower's independent certified public accountants as Lenders may require permitting Lenders to rely on such annual financial statements.

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(c)        Compliance and No Default Certificates. Together with each report required to be delivered by Subsection (a) in connection with the end of each fiscal month and required to be delivered by Subsection (b), a compliance certificate in the form annexed hereto as Exhibit 5.6(d) and a certificate of its president or controller certifying that no Default then exists or if a Default exists, the nature and duration thereof and Borrower's intention with respect thereto, and in addition, Borrower's chief financial officer shall deliver a copy of  such compliance certificate to the Borrower's independent auditors and to the members (if any) of the audit committee of the Board of Directors of the Borrower.

(d)       Auditor's Management Letters. Promptly upon receipt thereof, copies of each report submitted to Borrower by independent public accountants in connection with any annual, interim or special audit made by them of the books of Borrower including, without limitation, each report submitted to Borrower concerning its accounting practices and systems and any final comment letter submitted by such accountants to management in connection with the annual audit of Borrower.

(e)        Payables Report. Within thirty (30) days of the end of each fiscal month of Borrower (or more frequently if required by Lenders), a schedule of all accounts payable of Borrower setting forth for each such account the number of days which have elapsed since the original date of invoice and containing the name and address of each vendor and such other detail requested by Lenders.

(f)        SEC Reports. Within ten (10) days after the issuance thereof, copies of such other financial statements and reports as the Borrower sends to its stockholders and copies of all regular and periodic reports which the Borrower may be required to file with the Securities and Exchange Commission or any similar or corresponding governmental commission, department or agency substituted therefor, or any similar or corresponding governmental authority.

(g)       Projections. Not later than the thirtieth (30th) day after the commencement of each fiscal year of Borrower, deliver Projections (as hereinafter defined) to Lenders for Borrower for such fiscal year. "Projections" means Borrower's forecasted consolidated and consolidating (i) profit and loss statements prepared on a month by month basis and (iii) balance sheets and cash flow statements prepared on a month by month basis, all of the foregoing to be on a consistent basis with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

(h)       Third Party Information. Promptly after the furnishing thereof, copies of any statement, certificate (including any borrowing base certificate) or report furnished to any holder of Debt of Borrower or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement (including, without limitation, the Senior Loan Agreement) and not otherwise required to be furnished to the Lenders pursuant to this Section 5.6.

(i)        Amendments and Waivers. Promptly after receipt or furnishing thereof, copies of all amendments, consent letters, waivers or modifications to, and any material reports to the extent not previously provided to the Lenders pursuant to clause (h) of this Section 5.6, provided by any Person to the Borrower or any Subsidiary pursuant to the terms of or in connection with, indenture, loan or credit or similar agreement (including, without limitation, the Senior Loan Agreement), or the Borrower’s or any Subsidiary’s charter, operating agreement or bylaws, or by the Borrower or any Subsidiary to any such Person.

(j)        Other Information. Promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Agent or any Lender may from time to time reasonably request.

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5.7       Maintenance of Existence and Rights. Shall preserve and maintain its corporate existence, authorities to transact business, rights and franchises, trade names, patents, trademarks and permits necessary to the conduct of its business.

5.8       Payment of Taxes, Etc. Shall pay before delinquent all of its Debts and taxes, except and to the extent only that such taxes are being Properly Contested.

5.9       Subordination. Shall cause all Debts and other obligations now or hereafter owed to any Guarantor or Affiliate to be subordinated in right of payment and security to the Obligations in accordance with subordination agreements satisfactory to Lenders.

5.10     Compliance; Hazardous Materials. Shall comply with all material laws, regulations, ordinances and other legal requirements, specifically including, without limitation, ERISA, all securities laws and all laws relating to hazardous materials and the environment. Unless approved in writing by Lenders, neither Borrower nor any Subsidiary shall engage in the storage, manufacture, disposition, processing, handling, use or transportation of any hazardous or toxic materials, whether or not in compliance with applicable laws and regulations. Borrower shall promptly report to Lenders any notices of any violations of such laws or regulations received from any regulatory or governmental body, along with Borrower's proposed corrective action as to such violation.

5.11     Further Assurances. Shall take such further action and provide to Lenders such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement and the other Loan Documents.

5.12     Covenants Regarding Collateral. Borrower makes the following covenants with Lenders regarding the Collateral for itself and each Subsidiary. Borrower and each Subsidiary:

(a)        will use the Collateral only in the ordinary course of its business and will not permit the Collateral to be used in violation of any applicable law or policy of insurance;

(b)       will defend the Collateral against all claims and demands of all Persons, except for Permitted Liens;

(c)        will, at Lenders’ request, use commercially reasonable efforts to obtain and deliver to Lenders such Third Party Waivers as Lenders may require;

(d)       subject to the Intercreditor Agreement, will promptly deliver to Lenders all promissory notes, drafts, trade acceptances, chattel paper, Instruments or documents of title which are Collateral in tangible form, appropriately endorsed to Lenders’ order, and Borrower will not create or permit any Subsidiary to create any Electronic Chattel Paper without taking all steps deemed necessary by Lenders to confer control of the Electronic Chattel Paper upon Lenders in accordance with the Code;

(e)        except for (i) sales of assets which are not Asset Dispositions, (ii) Permitted Liens, and (iii) the voluntary termination of Swap Agreements to which Borrower or such Subsidiary is a party, will not sell, assign, lease, transfer, pledge, hypothecate or otherwise dispose of or encumber any Collateral or any interest therein;

(f)        shall promptly notify Lenders of any future patents, trademarks or copyrights owned by Borrower or any Subsidiary after the Agreement Date, and any license agreements entered into by Borrower or any Subsidiary authorizing said Person to use any patents, trademarks or copyrights owned by third parties; and

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(g)       shall promptly notify Lenders in writing of any new trade or fictitious name. Borrower's or any Subsidiary's use of any trade or fictitious name shall be in compliance with all laws regarding the use of such names.

5.13     Post-Closing Deliveries. Borrower covenants and agrees that it will deliver the following agreements, instruments or documents by or within the time periods set forth below:

5.13.1  Borrower shall use best efforts to deliver to Agent, within thirty (30) days after the Closing Date, fully executed landlord, bailee and/or warehouse lien waiver and access agreements for each Collateral location identified in Sections 2(A) and (B) of the Borrower Information Certificate, which agreements shall be on terms and conditions satisfactory to Agent in its reasonable credit discretion.

5.13.2  Within thirty (10) Business Days after the Closing Date, Agent shall have received form Borrower fully executed Deposit Account Control Agreements with respect to the Deposit Accounts identified in Section 2(J) of the Borrower Information Certificate, which agreements shall be on terms and conditions satisfactory to Agent in its reasonable credit discretion.

5.13.3  Within thirty (30) days after the Closing Date, Agent shall have received from Borrower Projections covering the month to month period from October 2007 through and including December 2007.

6.         Negative Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the formal termination of this Agreement, Borrower and each Subsidiary:

6.1       Debt. Shall not create or permit to exist any Debt, including any guaranties or other contingent obligations, except the following ("Permitted Debt"):

(a)       The Obligations;

(b)       Endorsement of checks for collection in the ordinary course of business;

(c)        Commencing on and after January 1, 2008, accounts payable to trade creditors which are not aged more than ninety (90) days from billing date and current operating expenses (other than for borrowed money) which are not more than thirty (30) days past due, in each case incurred in the ordinary course of business and paid within such time period, unless the same are actively being Properly Contested;

(d)       Purchase money Debt not exceeding $2,000,000 in aggregate principal amount at any time outstanding for Borrower and all Subsidiaries incurred to purchase Equipment, provided that the amount of such Debt shall not at any time exceed the purchase price of the Equipment purchased; and

(e)        Debt for taxes not at the time due and payable or deferred taxes or which are being actively Properly Contested;

(f)        Debt issued by Borrower subordinated in favor of Lenders pursuant to an executed subordination agreement on terms and conditions satisfactory to Lenders in all respects not exceeding $500,000 in aggregate principal amount at any time outstanding;

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(g)       Accrued pension fund and other employee benefit plan obligations and liabilities (provided, however, that such Debt does not result in the existence of any Event of Default hereunder); and

(h)       The Senior Loan Obligations and any Debt existing on the Closing Date as set forth on Exhibit 6.1 hereto, and the renewal and refinancing (but not the increase in the aggregate principal amount) thereof.

6.2       Liens. Shall not create or permit any Liens on any of its property except the following ("Permitted Liens"):

(a)       Liens securing the Obligations;

(b)       Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due and payable or which are being Properly Contested;

(c)        The claims of materialmen, mechanics, carriers, warehousemen, processor or landlords arising out of operation of law so long as the obligations secured thereby are not past due or are being Properly Contested;

(d)       Liens consisting of deposits or pledges made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and similar laws;

(e)        Judgment and other similar non-tax Liens arising in connection with court proceedings but only if and for so long as (a) the execution or enforcement of such Liens is and continues to be effectively stayed and bonded on appeal, (b) the validity and/or amount of the claims secured thereby are being Properly Contested and (c) such Liens do not, in the aggregate, materially detract from the value of the assets of the Person whose assets are subject to such Lien or materially impair the use thereof in the operation of such Person's business;

(f)        Liens securing Permitted Debt incurred solely for the purpose of purchase money financing for the acquisition of Equipment, provided that such Lien does not secure more than the purchase price of such Equipment and does not encumber property other than the purchased property;

(g)       Liens securing the Senior Loan Obligations; and

(h)       Liens not otherwise permitted by this Section 6.2, in existence on the Closing Date and described on Exhibit 6.2.

6.3       Restricted Payments. Shall not pay or declare any dividends (other than stock dividends) or other distribution or purchase, redeem or otherwise acquire any stock or other equity interests or pay or acquire any Debt subordinate to the Obligations except that (i) any Subsidiary may pay dividends to Borrower or another Subsidiary wholly-owned by Borrower, (ii) so long as no Default or Event of Default is in existence before or after giving effect thereto, Borrower may declare and pay dividends to its stockholders not exceeding 40% of Borrower's consolidated net income, determined in accordance with GAAP, in the aggregate in any fiscal year, and (iii) so long as no Default or Event of Default is in existence before or after giving effect thereto, Borrower may repurchase stock in an amount not exceeding $500,000.00 in the aggregate in any fiscal year.

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6.4       Loans and Other Investments. Shall not make or permit to exist any advances or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to any Person, except for (a) purchases of direct obligations of the federal government, (b) deposits in commercial banks, (c) commercial paper of any U.S. corporation having the highest ratings then given by the Moody's Investors Services, Inc. or Standard & Poor's Corporation, (d) loans and investments in Subsidiaries created, acquired and existing in compliance with Section 6.12, (e) endorsement of negotiable instruments for collection in the ordinary course of business, and (f) advances to employees for business travel and other expenses incurred in the ordinary course of business which do not at any time exceed $50,000 in the aggregate.

6.5       Change in Business. Shall not enter into any business which is substantially different from the business in which it is engaged on the Closing Date.

6.6       Accounts. (a) Shall not sell, assign or discount any of its Accounts, Chattel Paper or any promissory notes held by it other than the discount of such notes in the ordinary course of business for collection; (b) shall not create or accept any Account, Instrument, Chattel Paper or other obligation of any kind due from or owed by a Sanctioned Person or enter into any lease that secures the Obligations where the lessee is a Sanctioned Person; and (c) shall notify Lenders promptly in writing of any discount, offset or other deductions not shown on the face of an Account invoice and any dispute over an Account, and any information relating to an adverse change in any Account Debtor's financial condition or ability to pay its obligations or if it learns that any Account Debtor is a Sanctioned Person.

6.7       Transactions with Affiliates. Shall not directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay any management fees to or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate (other than a Subsidiary); provided, however, that (i) the acts or transactions described on Exhibit 6.7 hereto are not prohibited by this Section 6.7 and (ii) any acts or transactions prohibited by this Section may be performed or engaged in if upon terms not less favorable to Borrower or such Subsidiary than if no such relationship existed.

6.8       No Change in Name, Offices or Jurisdiction of Organization; Removal of Collateral. Shall not change its name or the jurisdiction in which Borrower or such Subsidiary is organized or, unless it shall have given 30 days' advance written notice thereof to Lenders, change the location of its chief executive office or other office where books or records are kept, or permit any Inventory or other tangible Collateral to be located at any location other than as specified in the Borrower Information Certificate.

6.9       No Sale, Leaseback. Shall not enter into any sale-and-leaseback or similar transaction.

6.10     Margin Stock. Shall not use any proceeds of the Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.

6.11     Tangible Collateral. Shall not, except as otherwise provided herein, allow any Inventory or other tangible Collateral to be commingled with, or become an accession to or part of, any property of any other Person so long as such property is Collateral; nor allow any tangible Collateral to become a fixture unless Lenders shall have given its prior written authorization.

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6.12     Subsidiaries. Shall not acquire, form or dispose of any Subsidiaries or permit any Subsidiary to issue capital stock except to its Borrower.

6.13     Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets, Name and Good Standing. Shall not merge, reorganize, consolidate or amalgamate with any Person, liquidate, wind up its affairs or dissolve itself, acquire by purchase, lease or otherwise all or substantially all of the assets of any Person, or sell, transfer, lease or otherwise dispose of any of its property or assets, except for the sale of assets and properties which are not Asset Dispositions and the voluntary termination of Swap Agreements to which Borrower or such Subsidiary is a party or sell or dispose of any equity ownership interests in any Subsidiary, in each case whether in a single transaction or in a series of related transactions; or change its name or jurisdiction of organization or conduct business under any new fictitious name; change its Federal Employer Identification Number; or fail to remain in good standing and qualified to transact business as a foreign entity in any state or other jurisdiction in which it is required to be qualified to transact business as a foreign entity and in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

6.14     Change of Fiscal Year or Accounting Methods. Shall not change its fiscal year or its accounting methods. Borrower's fiscal year end is December 31 as of the Closing Date.

6.15     Deposit Accounts. Shall not open or maintain any Deposit Accounts except for (i) Deposit Accounts which are subject to Lenders’ "control" (as such term is used in Article 9 of the Code) on terms reasonably satisfactory to Lenders, and (ii) such other Deposit Accounts as shall be necessary for payroll, petty cash, local trade payables, and other occasional needs of Borrower. The aggregate balance of any Deposit Accounts which are not subject to Lenders’ "control" (as such term is used in Article 9 of the Code) on terms reasonably acceptable to Lenders shall never exceed $25,000 without Lenders’ prior written consent.

6.16     No Amendments. Shall not agree to any modification to or amendment of, or consent to or obtain any waiver or forbearance with respect to, the Senior Loan Documents (except to the extent permitted by the Intercreditor Agreement), without the prior written consent of the Lenders.

7.         Other Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the termination of this Agreement, Borrower and each Subsidiary shall comply with the following additional covenants:

7.1       Fixed Charge Coverage Ratio. At the end of each month, commencing with the month of December 2007, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than the following amounts for the following months:

Required Fixed Charge Coverage Ratio	Month
0.90 to 1.0	December 2007 through and including March 2008
1.00 to 1.0	April 2008 through and including May 2008
1.05 to 1.0	June 2008 through and including September 2008

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1.10 to 1.0	October 2008 and each month thereafter

7.2         Debt.Capital Expenditures. Commencing January 1, 2008, Borrower shall not permit the aggregate amount of all Capital Expenditures of Borrower and its Subsidiaries during any fiscal year of Borrower to exceed $4,500,000.

8.	Default.
8.1	Events of Default. Each of the following shall constitute an Event of Default:

(a)        There shall occur any default by Borrower in the payment, when due, of any principal of or interest on any Note or any fee due, any other amounts due hereunder or any other Loan Document, or any other Obligations; or

(b)       There shall occur any default by Borrower in the performance of any agreement, covenant or obligation contained in Section 5.1, 5.4, 5.5, 5.6, 5.9, 5.12, or Section 6 or Section 7 of this Agreement; or

(c)        There shall occur any default by Borrower or any other party to any Loan Document (other than Lenders) in the performance of any other agreement, covenant or obligation contained in this Agreement or such Loan Document not provided for elsewhere in this Section 8 and the breach of such other agreement, covenant or obligation is not cured to Lenders’ satisfaction within 30 days after the sooner to occur of any Senior Officer's receipt of notice of such breach from Lenders or the date on which such failure or neglect first becomes known to any Senior Officer; provided, however, that such notice and opportunity to cure shall not apply in the case of any failure to perform, keep or observe any covenant which is not capable of being cured at all or within such 30 day period or which is a willful and knowing breach by Borrower or such other party; or

(d)       Any representation or warranty made by Borrower or any other party to any Loan Document (other than Lenders) herein or therein or in any certificate or report furnished in connection herewith or therewith shall prove to have been untrue or incorrect in any material respect when made; or

(e)        Any other obligation now or hereafter owed by Borrower or any Subsidiary or any Guarantor to Lenders or any Affiliate of Lenders shall be in default and not cured within the grace period, if any, provided therein; or

(f)        There shall occur any default by Borrower or any Subsidiary thereof or by Guarantor under any indenture, loan or credit or similar agreement (including, without limitation, the Senior Loan Agreement) in respect of Debt (other than the Obligations) with an aggregate principal amount of $50,000 or more which default continues beyond any applicable cure or grace period; or

(g)       Borrower or any Subsidiary or any Guarantor shall (A) voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets, (B) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (C) make a general assignment for the benefit of its creditors, (D) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (E) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts, (F) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under Bankruptcy Code, or (G) take any corporate action for the purpose of effecting any of the foregoing; or

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(h)       An involuntary petition or complaint shall be filed against Borrower or any Subsidiary or any Guarantor seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of Borrower or any Subsidiary or any Guarantor, of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions; or

(i)        A judgment in excess of $100,000 shall be rendered against Borrower or any Subsidiary or any Guarantor and shall remain undischarged, undismissed and unstayed for more than 20 days or there shall occur any levy upon, or attachment, garnishment or other seizure of, any portion of the Collateral or other assets of Borrower, any Subsidiary or any Guarantor in excess of $50,000 by reason of the issuance of any tax levy, judicial attachment or garnishment or levy of execution; or

(j)        Any Guarantor shall repudiate or revoke any Guaranty Agreement; or

(k)       Loss, theft, damage or destruction of any material portion of the tangible Collateral for which there is either no insurance coverage or for which, in the reasonable opinion of Lenders, there is insufficient insurance coverage; or

(l)        There shall occur any default by Borrower under any Material Agreement in the performance of Borrower's duties and obligations thereunder resulting in the termination of such Material Agreement; or

(m)      There shall occur any change in the condition (financial or otherwise) of Borrower, any Subsidiary and/or any Guarantor which, in the reasonable opinion of Lenders, would have a Material Adverse Effect;

(n)       The individual holding the position of chief financial officer of the Borrower is no longer employed in such position and Borrower shall not have replaced such individual within 60 days thereafter with a new chief financial officer acceptable to the Lenders; provided, however, that if any replacement is acceptable to the Senior Lender, such replacement shall be acceptable to the Lenders.

8.2       Remedies. If an Event of Default shall have occurred and be continuing, Lenders may at its option take any or all of the following actions:

(a)        Lenders may declare any or all of the Obligations to be immediately due and payable (if not earlier demanded) (provided, that, upon the occurrence of any Event of Default described in Sections 8.1(g) or 8.1(h), all Obligations shall automatically become immediately due and payable), bring suit against Borrower to collect the Obligations, exercise any remedy available to Lenders hereunder or at law and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law. No remedy shall be exclusive of other remedies or impair the right of Lenders to exercise any other remedies.

(b)        Without waiving any of its other rights hereunder or under any other Loan Document, Lenders shall have all rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder, under other applicable law or pursuant to contract. If requested by Lenders, Borrower will promptly assemble the Collateral and make it available to Lenders at a place to be designated by Lenders. Borrower agrees that any notice by Lenders of the sale or disposition of the Collateral or any other intended action hereunder, whether required by the Code or otherwise, shall constitute reasonable notice to Borrower if the notice is mailed to Borrower by regular or certified mail, postage prepaid, at least five days before the action to be taken. Borrower shall be liable for any deficiencies in the event the proceeds of the disposition of the Collateral do not satisfy the Obligations in full.

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(c)        Lenders may demand, collect and sue for all amounts owed pursuant to Accounts, General Intangibles, Chattel Paper, Instruments, Documents or for proceeds of any Collateral (either in Borrower's name or Lenders’ name at the latter's option), with the right to enforce, compromise, settle or discharge any such amounts.

8.3       Receiver. In addition to any other remedy available to it, Lenders shall have the absolute right, upon the occurrence of an Event of Default, to seek and obtain the appointment of a receiver to take possession of and operate and/or dispose of the business and assets of Borrower and any costs and expenses incurred by Lenders in connection with such receivership shall bear interest at the Default Rate, at Lenders’ option, and shall be secured by all Collateral.

8.4       Deposits; Insurance. After the occurrence of an Event of Default, Borrower authorizes Lenders to collect and apply against the Obligations when due any cash or Deposit Accounts in its possession or under its control, and any refund of insurance premiums or any insurance proceeds payable on account of the loss or damage to any of the Collateral and irrevocably appoints each of the Lenders as its attorney in fact to endorse any check or draft or take other action necessary to obtain such funds.

9.	Security Agreement.
9.1	Security Interest.

(a)        As security for the payment and performance of any and all Obligations and the performance of all obligations and covenants of Borrower to the Lending Parties and their respective Affiliates, whether hereunder and under the other Loan Documents, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by Borrower to Lenders or any of Lenders’ Affiliates, Borrower hereby grants to Agent for the benefit of each of the Lending Parties (and their respective Affiliates) a continuing security interest in and general lien upon and right of set off against, all right, title and interest of Borrower in and to the Collateral, whether now owned or hereafter acquired by Borrower.

(b)       Except as herein or by applicable law otherwise expressly provided, the Agent shall not be obligated to exercise any degree of care in connection with any Collateral in its possession, to take any steps necessary to preserve any rights in any of the Collateral or to preserve any rights therein against prior parties, and Borrower agrees to take such steps. In any case the Agent shall be deemed to have exercised reasonable care if it shall have taken such steps for the care and preservation of the Collateral or rights therein as Borrower may have reasonably requested Agent to take and Agent or any other Lending Parties omission to take any action not requested by Borrower shall not be deemed a failure to exercise reasonable care. No segregation or specific allocation by Agent of specified items of Collateral against any liability of Borrower shall waive or affect any security interest in or Lien against other items of Collateral or any of Agent’s options, powers or rights under this Agreement or otherwise arising.

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(c)        Agent may at any time and from time to time, with or without notice to Borrower during the continuance of an Event of Default, (i) transfer into the name of Agent, any of the other Lending Parties, or the name of Agent’s nominee any of the Collateral, (ii) notify any Account Debtor or other obligor of any Collateral to make payment thereon direct to the Lending Parties of any amounts due or to become due thereon and (iii) receive and direct the disposition of any proceeds of any Collateral.

(d)       Notwithstanding the foregoing, (i) no Account, Instrument, Chattel Paper or other obligation or property of any kind due from, owed by or belonging to, a Sanctioned Person or (ii) any lease in which the lessee is a Sanctioned Person shall be Collateral or shall be credited toward the payment of the Obligations.

9.2       Financing Statements; Power of Attorney. Borrower authorizes Agent at Borrower's expense to file any financing statements and/or amendments thereto relating to the Collateral (without Borrower's signature thereon) which Agent deems appropriate that (a) indicate the Collateral (i) as "all assets" of Borrower or words of similar effect, if appropriate, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code, or (ii) by specific Collateral category, and (b) provide any other information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment. Borrower irrevocably appoints each of the Lending Parties as its attorney in fact to execute any such financing statements and/or control agreements in Borrower's name and to perform all other acts, at Borrower's expense, which any Lending Party deems necessary to perfect and to continue perfection of the security interest of Agent. Borrower hereby appoints each of the Lending Parties as Borrower's attorney in fact to endorse, present and collect on behalf of Borrower and in Borrower's name any draft, checks or other documents necessary or desirable to collect any amounts which Borrower may be owed. During the continuance of an Event of Default, the Lending Parties are hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and Borrower's rights under all licenses and all franchise agreements shall inure to each Lending Party’s benefit. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the reasonable costs, expenses and attorneys' fees and expenses incurred by the Lending Parties for collection and for acquisition, completion, protection, removal, storage, sale and delivering of the Collateral; second, to interest due upon any of the Obligations; third, to the principal amount of the Obligations and to any other Obligations then outstanding; and fourth to any other Person as required by applicable law. If any deficiency shall arise, Borrower and each Guarantor shall remain jointly and severally liable to the Lending Parties therefor.

9.3       Entry. Borrower hereby irrevocably consents to any act by any Lending Party or their respective agents in entering upon any premises for the purposes of either (i) inspecting the Collateral or (ii) during the continuance of an Event of Default, taking possession of the Collateral and Borrower hereby waives its right to assert against any Lending Party or their respective agents any claim based upon trespass or any similar cause of action, to the extent that such party has acted in accordance with this Section 9.3, for entering upon any premises where the Collateral may be located.

9.4        Other Rights. Borrower authorizes the Lending Parties without affecting Borrower's obligations hereunder or under any other Loan Document from time to time (i) to take from any party and hold additional Collateral or guaranties for the payment of the Obligations or any part thereof, and to exchange, enforce or release such collateral or guaranty of payment of the Obligations or any part thereof and to release or substitute any endorser or guarantor or any party who has given any security interest in any collateral as security for the payment of the Obligations or any part thereof or any party in any way obligated to pay the Obligations or any part thereof; and (ii) upon the occurrence of any Event of Default to direct the manner of the disposition of the Collateral and the enforcement of any endorsements, guaranties, letters of credit or other security relating to the Obligations or any part thereof as the Lending Parties in their respective sole discretion may determine.

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9.5       Accounts. During the continuance of an Event of Default, the Lending Parties may notify any Account Debtor of Agent’s security interest and may direct such Account Debtor to make payment directly to the Lending Parties for application against the Obligations. Any such payments received by or on behalf of Borrower at any time, during the continuance of an Event of Default, shall be the property of the Lending Parties, shall be held in trust for the Lending Parties and not commingled with any other assets of any Person and shall be immediately delivered to the Lending Parties in the form received.

9.6       Waiver of Marshaling. Borrower hereby waives any right it may have to require marshaling of its assets.

9.7       Control. Borrower will cooperate with the Lending Parties in obtaining control of, or control agreements with respect to, Collateral for which control or a control agreement is required for perfection of the Agent’s’ security interest under the Code.

10.	Miscellaneous.

10.1     No Waiver, Remedies Cumulative. No failure on the part of the Lending Parties to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document or otherwise.

10.2     Survival of Representations. All representations and warranties made herein shall survive the making of the Loan hereunder and the delivery of the Note, and shall continue in full force and effect so long as any Obligations is outstanding, there exists any commitment by Lenders to Borrower, and until this Agreement is formally terminated in writing.

10.3      Indemnity By Borrower; Expenses. In addition to all other Obligations, Borrower agrees to defend, protect, indemnify and hold harmless the Lending Parties and their respective Affiliates and all of their respective officers, directors, employees, attorneys, consultants and agents from and against any and all losses, damages, liabilities, obligations, penalties, fines, fees, costs and expenses (including, without limitation, attorneys' and paralegals' fees, costs and expenses, and fees, costs and expenses for investigations and experts) incurred by such indemnitees, whether prior to or from and after the date hereof, as a result of or arising from or relating to (i) the due diligence effort (including, without limitation, public record search, recording fees, examinations and investigations of the properties of Borrower and Borrower's operations), negotiation, preparation, execution and/or performance of any of the Loan Documents or of any document executed in connection with the transactions contemplated thereby and the perfection of Agent’s Liens in the Collateral, maintenance of the Loans by Lenders, and any and all amendments, modifications, and supplements of any of the Loan Documents or restructuring of the Obligations, (ii) any suit, investigation, action or proceeding by any Person (other than Borrower), whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation or common law principle, arising from or in connection with Lenders’ furnishing of funds to Borrower under this Agreement, (iii) Lenders’ preservation, administration and enforcement of its rights under the Loan Documents and applicable law, including the 15% of the outstanding Obligations as attorneys fees if collected by or through an attorney at law and disbursements of counsel for the Lending Parties in connection therewith, whether suit be brought or not and whether incurred at trial or on appeal, and all costs of repossession, storage, disposition, protection and collection of Collateral, (iv) periodic field exams, audits and appraisals performed by the Lending Parties pursuant to Section 5.5 hereof;(v) any civil penalty or fine assessed by OFAC against the Lending Parties or their respective Affiliates and all reasonable costs and expense (including counsel fees and disbursements) incurred in connection with defense thereof by the Lending Parties or any such Affiliates, as a result of the funding of Term Loan, the acceptance of payments due under the Loan Documents or acceptance of Collateral, and/or (vi) any matter relating to the financing transactions contemplated by the Loan Documents or by any document executed in connection with the transactions contemplated thereby; but in all instances, other than for such loss, damage, liability, obligation, penalty, fee, cost or expense arising from such indemnitee's gross negligence or willful misconduct. If Borrower should fail to pay any tax or other amount required by this Agreement to be paid or which may be reasonably necessary to protect or preserve any Collateral or Borrower's or Agents interests therein, the Lending Parties may make such payment and the amount thereof shall be payable on demand, may at Lenders’ option be debited against any Deposit Account of Borrower or converted to a Term Loan hereunder, shall bear interest at the Default Rate from the date of demand until paid and shall be deemed to be Obligations entitled to the benefit and security of the Loan Documents. In addition, Borrower agrees to pay and save the Lending Parties harmless against any liability for payment of any state documentary stamp taxes, intangible taxes or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution, delivery or recording of any Loan Document or the making of any Loan, whether originally thought to be due or not, and regardless of any mistake of fact or law on the part of the Lending Parties or Borrower with respect to the applicability of such tax. Borrower's obligation for indemnification for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs and expenses of the Lending Parties shall be part of the Obligations, secured by the Collateral, chargeable against Borrower's loan account, and shall survive termination of this Agreement.

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10.4     Notices. Any notice or other communication hereunder or under the Term Note to any party hereto or thereto shall be by hand delivery, overnight delivery via nationally recognized overnight delivery service, facsimile with receipt confirmed, telegram, telex or registered or certified United States mail with return receipt and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, telexed, faxed or, if sent via United States mail, when receipt signed by the receiver, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

Lending Parties:

c/o Chatham Credit Management III, LLC

400 Galleria Parkway, Suite 1950

Atlanta, GA 30339

Attn:	Mr. Jack Guy, Partner

Borrower:

Innotrac Corporation

6655 Sugarloaf Pkwy.

Duluth, Georgia 30097

Attn:	Scott D. Dorfman

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10.5     Governing Law. This Agreement and the Loan Documents shall be deemed contracts made under the laws of the Jurisdiction and shall be governed by and construed in accordance with the laws of the Jurisdiction (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction) except insofar as the laws of another jurisdiction may, by reason of mandatory provisions of law, govern the perfection, priority and enforcement of security interests in the Collateral.

10.6     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and the Lending Parties, and their respective successors and assigns; provided, that Borrower may not assign any of its rights hereunder without the prior written consent of the Lending Parties, and any such assignment made without such consent will be void.

10.7     Counterparts; Telecopied Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

10.8     No Usury. Regardless of any other provision of this Agreement, the Term Note or in any other Loan Document, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of the Term Note and not to the payment of interest, and (ii) if the loan evidenced by the Term Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of the Term Note or the refunding of excess to be a complete settlement and acquittance thereof.

10.9     Powers. All powers of attorney granted to the Lending Parties are coupled with an interest and are irrevocable.

10.10   Approvals; Amendments. If this Agreement calls for the approval or consent of Lenders, such approval or consent may be given or withheld in the discretion of Lenders unless otherwise specified herein. This Agreement and the other Loan Documents may not be modified, altered or amended, except by an agreement in writing signed by Borrower and the Lending Parties.

10.11   Participations and Assignments. Lenders shall have the right to enter into one or more participations with other lenders with respect to the Obligations and, upon receipt of Borrower's prior written consent (which consent shall not be unreasonably withheld or delayed), to assign to one or more assignees all or a portion of its interest, rights and obligations under the Loan Documents, provided that any such consent from Borrower shall not be required during the continuance of an Event of Default. Upon prior notice to Borrower of such participation or assignment, Borrower shall thereafter furnish to such participant or assignee any information furnished by Borrower to Lenders pursuant to the terms of the Loan Documents. Nothing in this Agreement or any other Loan Document shall prohibit Lenders from pledging or assigning this Agreement and Lenders’ rights under any of the other Loan Documents, including collateral therefor, to any Federal Reserve Lenders in accordance with applicable law.

10.12   Dealings with Multiple Borrowers. If more than one Person is named as Borrower hereunder, all Obligations, representations, warranties, covenants and indemnities set forth in the Loan Documents to which such Person is a party shall be joint and several. The Lending Parties shall have the right to deal with any individual of any Borrower with regard to all matters concerning the rights and obligations of the Lending Parties hereunder and pursuant to applicable law with regard to the transactions contemplated under the Loan Documents. All actions or inactions of the officers, managers, members and/or agents of any Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon all Borrowers hereunder.

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10.13   Waiver of Certain Defenses. To the fullest extent permitted by applicable law, upon the occurrence of any Event of Default, neither Borrower nor anyone claiming by or under Borrower will claim or seek to take advantage of any law requiring the Lending Parties to attempt to realize upon any Collateral or collateral of any surety or guarantor, or any appraisement, evaluation, stay, extension, homestead, redemption or exemption laws now or hereafter in force in order to prevent or hinder the enforcement of this Agreement. Borrower, for itself and all who may at any time claim through or under Borrower, hereby expressly waives to the fullest extent permitted by law the benefit of all such laws. All rights of the Lending Parties and all obligations of Borrower hereunder shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (ii) any exchange, release or non-perfection of any other collateral given as security for the Obligations, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower or any third party, other than payment and performance in full of the Obligations.

10.14   Additional Provisions. Time is of the essence of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, drafted or dictated such provision.

10.15   Integration; Final Agreement. This Agreement and the other loan documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

10.16   LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING THE LENDING PARTIES BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM (A "DISPUTE") THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE, WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.

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10.17	BINDING ARBITRATION; PRESERVATION OF REMEDIES.

(a)        Binding Arbitration. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy between parties hereto arising out of or relating to this Agreement or any other Loan Documents shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and the Federal Arbitration Act. Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to Swap Agreements.

(b)       Special Rules. All arbitration hearings shall be conducted in the city named in the address of the Lending Parties set forth in Section 10.4 hereof. A hearing shall begin within 90 days of demand for arbitration and all hearings shall conclude within 120 days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The parties do not waive applicable Federal or state substantive law except as provided herein.

(c)        Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought. The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Any claim or controversy with regard to any party's entitlement to such remedies is a Dispute.

(d)       Waiver of Jury Trial. THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH REGARD TO A DISPUTE.

10.18   Amendment to Senior Loan Documents. If any amendment or modification to the Senior Loan Documents (a) amends or modifies any covenant (including any financial covenant) or any event of default contained in the Senior Loan Documents (or any related definitions), in each case, in a manner that is more restrictive than the applicable provisions permit as of the date thereof, (b) adds an additional covenant or event of default therein or (c) shortens the maturity date of the Senior Loan, then the Borrowers acknowledge and agree that this Agreement or the other Loan Documents, as the case may be, shall be automatically amended or modified to affect similar amendments or modifications with respect to this Agreement or such other Loan Documents, without the need for any further action or consent by any Borrower or any other party, it being understood that any such amendment of financial or numerical covenants shall be made proportionately, to the equivalent financial or numerical covenant contained in the Senior Loan Agreement and that any amendment to the Senior Loan Agreement that moves the maturity of the Senior Loan Agreement forward shall result in an amendment of the definition of the Termination Date of this Agreement to the same date as the amended maturity date of the Senior Loan Agreement. In furtherance of the foregoing, the Borrowers shall permit the Lending Parties to document each such similar amendment or modification to this Agreement or such other Loan Document or insert a corresponding new covenant or event of default in this Agreement or such other Loan Document without any need for any further action or consent by the Borrowers.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal as of the day and year first above written.

INNOTRAC CORPORATION

By:	/s/ Scott D. Dorfman
Its:	President, Chief Executive Officer and Chairman of the Board
Attest:	/s/ George M. Hare
Its:	Chief Financial Officer

[CORPORATE SEAL]

Accepted in Atlanta, Georgia:

CHATHAM CREDIT MANAGEMENT III, LLC, not individually, but as agent for Chatham Investment Fund III, LLC, and Chatham Investment Fund QP III, LLC, as Lenders
By:	/s/ Chatham Credit Management III, LLC
Name:
Title:
Commitment:	$5,000,000
Address:	CHATHAM CREDIT MANAGEMENT III, LLC
400 Galleria Parkway, Suite 1950 Atlanta, GA 30339

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